UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2006

Coach Industries Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-19471	91-1942841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12330 SW 53rd Street, Suite 703 Cooper City, Florida	33330
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 602-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2006, Coach Industries Group, Inc. (the “Company”), Sub-contracting Concepts, Inc. (Connecticut) (“SCI-CT”), Subcontracting Concepts, Inc. (New York) (“SCI-NY”) and SCI Two-Wheel, Inc. (“SCI-2”) (collectively, the “Defendants”), entered into a Release and Settlement Agreement (the “Settlement Agreement”) with Transguard Insurance Company of America, Inc. (“TGIA”), National Association of Independent Truckers, LLC (“NAIT”) (collectively, the “Plaintiffs”), and Transguard General Insurance Agency, Inc. (“TGG”).

The Settlement Agreement was entered into in connection with a complaint filed on June 29, 2006 by the Plaintiffs against the Defendants in the United States District Court for the Northern District of Illinois. The complaint alleged breach of fiduciary duty, breach of contract (implied and in fact) and an account stated and sought relief in the amount of $1,054,000. The Defendants filed a counterclaim against Plaintiffs and a third-party claim against TGG alleging that said entities breached the December 4, 2004 Insurance Program Marketing Agreement (the “Marketing Agreement”) entered into between the Defendants and TGG/NAIT. Defendants claimed that the Plaintiffs failed to provide insurance coverage for the duration of the Marketing Agreement thereby causing the Defendants to expend substantial time and resources procuring alternative insurance coverage. The foregoing narrative description is referred to herein as the “Litigation.”

As consideration for the settlement, the Defendants

•	Paid the Plaintiffs $400,000 on December 12, 2006;

•	Agreed that TGIA could retain $80,000 held in escrow on behalf of the Defendants; and

•	Waived a claim that Defendants had made premium overpayments to TGIA of $47,000.

In addition, the Defendants agreed to pay Creative Insurance Managers, Inc. (“CIM”) $53,000 to discharge claims by CIM against TGIA and TGG for unpaid brokerage commissions. CIM has waived this obligation. The Defendants further agreed to indemnify the Plaintiffs and TGG against any claims made by CIM against them for premiums under the Marketing Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated December 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACH INDUSTRIES GROUP, INC.
(Registrant)
Date December 19, 2006
	By:	/s/ Robert L. Lefebvre
	Name:	Robert L. Lefebvre
	Title:	Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated December 19, 2006